Exhibit 3.1

SECOND AMENDMENT

TO

THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FIRST INTERSTATE BANCSYSTEM, INC.

Section 1 of Article IV of the Third Amended and Restated Articles of Incorporation of First Interstate BancSystem, Inc., a Montana corporation (the “Corporation”), is hereby amended and replaced in its entirety with the following:

Section 1. Authorized Shares. The Corporation is authorized to issue 150,000,000 shares of Class A Common Stock, no par value per share (the “Class A Common Stock”), 100,000,000 shares of Class B Common Stock, no par value per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 100,000 shares of Preferred Stock, no par value per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock, voting together as a single class.